Exhibit 5.1

NEW YORK LONDON SINGAPORE PHILADELPHIA CHICAGO WASHINGTON, DC SAN FRANCISCO SILICON VALLEY SAN DIEGO LOS ANGELES TAIWAN BOSTON HOUSTON AUSTIN HANOI HO CHI MINH CITY		SHANGHAI ATLANTA BALTIMORE WILMINGTON MIAMI BOCA RATON PITTSBURGH NEWARK LAS VEGAS CHERRY HILL LAKE TAHOE MYANMAR ALLIANCES IN MEXICO AND SRI LANKA
FIRM and AFFILIATE OFFICES
www.duanemorris.com

January 15, 2021

Soligenix, Inc.
Attn: Board of Directors

29 Emmons Drive, Suite B-10
Princeton, NJ 08540

Re:	Soligenix, Inc. (the “Corporation”)
Registration Statement on Form S-3 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as special counsel to the Corporation in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement, relating to the registration of up to 4,878,048 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of the Corporation to be sold by the selling stockholders listed in the Registration Statement under “Selling Stockholders” (the “Selling Stockholders”). The Shares consist of up to 4,878,048 shares of Common Stock issuable pursuant to the terms of certain convertible notes due June 15, 2025 (the “Convertible Notes”).

For purposes of rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of:

a.	the Registration Statement, in the form to be filed with the Commission, and the exhibits to be filed in connection therewith;

b.	the Loan and Security Agreement dated December 15, 2020 (the “Loan Agreement”) by and among the Corporation and each of its subsidiaries from time to time party thereto, as borrower, Pontifax Medison Finance (Israel) L.P. and Pontifax Medison Finance (Cayman) L.P., as lenders, and Pontifax Medison Finance GP, L.P., in its capacity as administrative agent and collateral agent for itself and the lenders;

Duane Morris llp
1875 NW Corporate blvd., suite 300 boca Raton, Fl 33431-8561	PHONE: 561.962.2100 FAX: 561.962.2101

January 15, 2021

c.	the Convertible Notes;

d.	the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended, as certified by the President and Chief Executive Officer of the Corporation;

e.	the Amended and Restated Bylaws of the Corporation, as amended, as certified by the President and Chief Executive Officer of the Corporation; and

f.	resolutions of the Board of Directors of the Corporation, as attested to by the President and Chief Executive Officer of the Corporation.

We have also examined such other certificates of public officials, such certificates of executive officers of the Corporation and such other records, agreements, documents and instruments as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified, conformed or other copies and the authenticity of the originals of such documents and (v) that all records and other information made available to us by the Corporation on which we have relied are complete in all material respects. As to all questions of fact material to the opinion expressed herein, we have relied solely upon the above-referenced certificates or comparable documents and upon the representations and warranties contained in the Loan Agreement and other documents delivered pursuant thereto, have not performed or had performed any independent research of public records and have assumed that certificates of or other comparable documents from public officials dated prior to the date hereof remain accurate as of the date hereof.

Based on the foregoing, we are of the opinion that the Shares, when issued and delivered upon the conversion of the Convertible Notes in accordance with the terms of the Convertible Notes and the Loan Agreement, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Delaware, and we do not express any opinion herein concerning any other law.

The opinion expressed herein is rendered as of the date hereof and is based on existing law, which is subject to change. Where our opinion expressed herein refers to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. We do not undertake to advise you of any changes in the opinion expressed herein from matters that may hereafter arise or be brought to our attention or to revise or supplement such opinions should the present laws of any jurisdiction be changed by legislative action, judicial decision or otherwise.

January 15, 2021

Our opinion expressed herein is limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Duane Morris LLP

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